Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-122978


       Prospectus Supplement No. 3 To Prospectus Dated February 24, 2005.

                              LAS VEGAS SANDS CORP.

                                  Common Stock
                              ____________________


       This prospectus supplement, dated May 26, 2006 (this "Supplement"), supplements the prospectus filed as part of our Registration Statement on Form S-8 dated February 24, 2005, as supplemented on August 4, 2005 and September 13, 2005 (Registration File No. 333-122978) (as supplemented, the "Prospectus"). All capitalized terms used herein which are not otherwise defined have the meaning ascribed to them in the Prospectus.


       You should read this Supplement in connection with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

                           ________________________

NEITHER THE NEVADA STATE GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION NOR ANY OTHER GAMING REGULATORY AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING STOCKHOLDERS

       The information below supersedes and replaces in its entirety the information set forth in the section entitled "Selling Stockholders" in the Prospectus.

       The following table sets forth, for the selling stockholders, as of May 26, 2006, the number of shares of common stock beneficially owned by each selling stockholder, and the number of shares that may be offered by each selling stockholder using this prospectus and each stockholder's percentage ownership of common stock assuming the sale of all of the shares offered hereby. A person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

       We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Consequently, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the selling stockholders. Assuming the sale of all shares offered hereby and the exercise of all options for shares of common stock held by the selling stockholders, each of the selling stockholders will beneficially own zero or less than 1% of our common stock shares outstanding after this offering.

       The proceeds from the sale of the common stock offered under this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders.

       This prospectus may be amended or supplemented from time to time to add selling stockholders to or delete the names of selling stockholders from the following list or to otherwise amend or supplement the information in the table set forth below.

------------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF SHARES         NUMBER OF SHARES
     NAME                                     TITLE                     BENEFICIALLY OWNED       THAT MAY BE OFFERED
------------------------------------------------------------------------------------------------------------------------
William Weidner (1)                     President and Chief             5,297,186                5,297,186
                                        Operating Officer

Weidner Holdings, LLC                                                   5,252,834                5,252,834

Bradley H. Stone(2)                     Executive Vice                  1,438,046                1,438,046
                                        President

The Stone Crest Trust                                                   1,667,087                1,667,087

Robert G. Goldstein(3)                  Senior Vice President           1,362,161                1,377,816

The Robert and Sheryl                                                   1,096,101                1,096,101
 Goldstein Trust

The Robert G. Goldstein                                                   248,451                  248,451
  Grantor Retained Annuity Trust

Richard Heller                          President/General Manager         430,164                  430,164
                                        of Sands Expo Center

Jack Braman                             Vice President-Information        121,066                  121,066
                                        Systems

Dan Raviv                               Special Assistant to              451,115                  451,115
                                        the Chairman of the Board

------------------

(1) This amount includes 23,479 shares of restricted stock and options to purchase 20,873 shares of our Common Stock that are vested and exercisable. This amount also includes 5,252,834 shares of our Common Stock transferred to Weidner Holdings, LLC, a limited liability company of which Mr. Weidner is the sole member manager.

(2) This amount includes 20,544 shares of restricted stock and options to purchase 18,264 shares of our Common Stock that are vested and exercisable. This amount excludes 1,667,087 shares that Mr. Stone transferred to The Stone Crest Trust and over which he has no voting or dispositive control.

(3) This amount includes 17,609 shares of restricted stock and options to purchase 15,655 shares of our Common Stock that are vested and exercisable. This amount also includes 1,096,101 shares of our Common Stock that Mr. Goldstein transferred to The Robert and Sheryl Goldstein Trust and 248,451 shares of our Common Stock that Mr. Goldstein transferred to The Robert G. Goldstein Grantor Retained Annuity Trust. Mr. Goldstein may be deemed to have beneficial ownership of all such shares.